Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement of our report, dated January 4, 1999, on the financial statements of The State Bank of the Alleghenies as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is contained in the Annual Report on Form 10-K for the year ended December 31, 1998 of The State Bank of the Alleghenies. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement.




                                               PERSINGER & COMPANY, L.L.C.


Covington, Virginia
November 19, 1999